Exhibit 99.1

Peregrine Announces Measures to Reduce Costs, Facilitate Profitability and Strengthen its Operations

Reductions in R&D, manufacturing and administrative personnel

Anticipated annual cost savings of over $7 million

Tustin, Calif., August 11 – Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) today announced that it has reduced its overall workforce by 60 employees (or 20%) as part of its series of planned strategic actions to reduce costs and better position the Company to achieve overall profitability while it pursues strategic options for its research and development (R&D) assets. The Company expects the workforce reductions to result in a net cost savings of between $3.7 million and $4.3 million in fiscal year 2018 and more than $7 million in reduced annualized operating expenses beginning in fiscal year 2019.

As part of the cost saving initiatives, the Company reduced Peregrine’s R&D personnel by 50% to 11 employees, with the remaining staff supporting potential strategic alternatives for its R&D assets while continuing to assist with collaborative trials, the antibody discovery platform, and the exosome program. Personnel supporting the Avid Bioservices CDMO business, a wholly owned subsidiary of Peregrine Pharmaceuticals, was reduced by 20% to 184 employees to align operations with the reduction in forecasted revenues. In addition, selling, general and administrative (SG&A) personnel was reduced by 8% to 49 employees as the Company continues to pursue leaner support operations. The charge to earnings for these personnel reductions will be between $1.1 million and $1.7 million, all of which is expected to be incurred during the second quarter of fiscal year 2018.

“While this was a difficult decision, our board and management team believe it was a necessary step as we continue to evaluate strategic options to further strengthen our two distinct businesses and seek to maximize shareholder value,” said Steven King, president, chief executive officer and director of Peregrine and president of Avid Bioservices. “I would like to personally express my appreciation to the affected employees for their commitment and meaningful contributions to the Peregrine and Avid businesses. We remain committed to capitalizing on long-term opportunities available to our CDMO business and pursuing the best path forward for our R&D business.”

Last month, Peregrine announced that as part of its strategic review it intends to expand its board of directors to add new members with CDMO and biologics experience and to commence a search for a dedicated president to head its Avid CDMO business.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of patients by delivering high quality pharmaceutical products through its contract development and manufacturing organization (CDMO) services and through advancing and licensing its investigational immunotherapy and related products. Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. The company is also working to evaluate its lead immunotherapy candidate, bavituximab, in combination with immune stimulating therapies for the treatment of various cancers, and developing its proprietary exosome technology for the detection and monitoring of cancer. For more information, please visit www.peregrineinc.com.

About Avid Bioservices, Inc.
Avid Bioservices, Inc., a wholly owned subsidiary of Peregrine Pharmaceuticals, provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With over 20 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. For more information about Avid, please visit www.avidbio.com.

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Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning, including, without limitation, statements regarding Peregrine’s intent to increase the size of its Board of Directors and add independent members with CDMO and biologics experience, the company’s intent to initiate a search for a President to lead its wholly-owned CDMO subsidiary, Avid Bioservices, Inc., Peregrine’s plans for advancing its R&D business, as well as the expected timing for the foregoing matters. All statements that reflect Peregrine’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements and guidance regarding future financial results or operating performance. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Peregrine believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to the risk factors discussed in Peregrine’s Form 10-K for the year ended April 30, 2017, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Peregrine disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Important Additional Information

Peregrine intends to file a proxy statement with the Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for Peregrine’s 2017 Annual Meeting (Proxy Statement) with an associated WHITE proxy card. Peregrine, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2017 Annual Meeting. Information regarding the names of Peregrine’s directors and executive officers and their respective interests in Peregrine by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Peregrine, for the fiscal year ended April 30, 2017, filed with the SEC on July 14, 2017, and Peregrine’s proxy statement for the 2016 Annual Meeting, filed with the SEC on August 26, 2016. To the extent holdings of such participants in Peregrine’s securities are not reported, or have changed since the amounts described, in the 2016 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of Peregrine’s Board of Directors for election at the 2017 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by Peregrine free of charge from the SEC’s website, www.sec.gov. Peregrine’s stockholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Peregrine, Corporate Secretary’s Office, 14282 Franklin Avenue, Tustin, CA 92780, by calling Peregrine’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885, or from Peregrine’s website at www.peregrineinc.com.

Contacts:

Stephanie Diaz (investors)

Vida Strategic Partners

415-675-7401

sdiaz@vidasp.com

Tim Brons (media)

Vida Strategic Partners

415-675-7402

tbrons@vidasp.com